Exhibit T3B-63

Translation from German into English Memorandum of Association of the company, Weatherford Oil Tool GmbH, in Langenhagen, in the version dated 28-06-1993, entered in the Trade Register of the District Court Hannover HRB 52 422 Article 1 Company, Main Office and Duration The company name is: Weatherford Oil Tool GmbH The company's main office is located in 3012 Langenhagen. The duration of the company is unlimited. Article 2 Subject Matter of Enterprise: The subject matter of the company is the import and export, purchase and sale of all kinds of industrial products and commodities, the manufacturing and sales thereof as well as business transactions in this connection, the performance of services in the field of crude oil and crude gas exploration and mining and related fields as well as the renting and leasing of moveable and immovable objects in and outside of the Federal Republic of Germany. The company shall be authorized to carry out all transactions and to take business measures that appear necessary or useful to fulfil the purpose of the business. The company shall be authorized to found subsidiaries, to establish branch offices, to hold shares in their companies or to acquire such shares. - 2-

Article 3 Share Capital The share capital of the company amounts to OM 5,100,000.--(in words: five million one hundred thousand Deutsch Mark). The company Weatherford Oil Tool GmbH, 3012 Langenhagen, took over share capital in the amounts of OM 5,050,000.--and OM 50,000.--. Article 4 Disposal over Company Shares The disposal over a company share or a part thereof, in particular assignment or pledging, shall require prior consent by the shareholders' meeting. Article 5 Management If only one managing director is appointed, he shall be the sole representative of the company. If several managing directors are appointed, the company shall be represented by two managing directors or by one managing director together with a person having authorized procuration. Authorization for sole representation may be granted to each of the managing directors or exempt him from the restrictions of German civil law, § 181 BGB. The managing director/s is/are obligated to follow the instructions of the shareholder, in particular to observe a company regulation passed by the shareholders' meeting or to carry out transactions described as requiring the consent of the shareholders' meeting with the consent of the shareholders' meeting only. - 3-

Article 6 Shareholders' Meeting Shareholders' meetings shall be convened by the management or the shareholders. Each managing director shall be entitled to convene a meeting alone. They shall take place at the main office of the company if they are convened by the management, moreover, at a location determined by the convening shareholder, which could also be outside of Germany. Meetings shall be convened by means of a registered letter stating the place, day, time and agenda three weeks in advance for ordinary shareholders' meetings and at least two weeks in the event of extraordinary shareholders' meetings. The time period starts on the day after the invitation letter is posted. The day of the meeting will not be included when calculating the time period. If it is not required to have a notarized transcript recorded on shareholders' resolutions, a transcript shall be immediately prepared on each resolution passed inside or outside of a shareholders' meeting. Article 7 Annual Financial Statement, Appropriation of Profits, Fiscal Year The management shall prepare the annual financial statement during the first six months of the fiscal year (balance sheet, income statement and manager's report) and submit it to the shareholders' meeting. - 4 -

Profits that can be paid out as dividends shall be distributed to the shareholders, providing nothing is decided to the contrary within the time period for the determination of the annual financial statement. If an interim financial statement prepared before the end of a fiscal year shows a profit, the shareholder may decide to distribute this profit entirely or partially in advance. If the annual financial statement shows that the advance dividend exceeds the annual profit that can be paid out as dividends, the shareholder shall be obligated to immediately pay back the excess amount plus 2% interest above the respective discount rate whereby rights of retention or set-off are excluded. German company law, § 32 GmbHG is not applicable. The fiscal year shall be the calendar year. The first fiscal year is a short business year. Article 8 Announcements Announcements by the company are published in the German federal gazette, Bundesanzeiger, only. Article 9 Severability Clause In the event that a provision in this memorandum shall be or become entirely or partly ineffective or unenforceable, this shall not affect t.he effectiveness of all remaining provisions. The unenforceable or ineffective provision should be replaced by one which is legally permissible and as close as possible to the economic purpose. - 5 -

As the officiating notary I confirm pursuant to German company law, § 54 GmbHG, that the amended provisions of the memorandum of association and the unchanged provisions comply with the complete submitted to the trade register. wording of the memorandum of association last Hannover, this 13 February 2003 (signed) Notary (bound and sealed) (rubber stamp:) (not entirely legible) 91 a E 1 - ../03 This is to certify that the signature of ... is genuine and that he was authorized to carry out this legal act. Hannover, 14 Feb. 2003 The President of the Regional Court (official stamp:) REGIONAL COURT HANNOVER 1 THE PRESIDENT (Scheidewind) (rubber stamp of the Consulate of Tunisia in Hamburg in the French language)

. . This is to certify that this is a true translation of the copy of the German document submitted. RENATE HUMMEL Swcrr: Tr"'".: 10r for the Berlin Judiciary for the English language -